Supplement Dated October 27, 2023
to the Prospectuses Dated May 1, 2023 for

Symetra Trek® Index-Linked Annuity
Symetra Trek® Plus Index-Linked Annuity
Symetra Trek® Frontier Index-Linked Annuity

Effective November 1, 2023, the information under the Summary Section titled “How do I contact Symetra Life Insurance Company?” is replaced in its entirety with the following:

How do I contact Symetra Life Insurance Company? Symetra Life's principal place of business is located at 777 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. If you need more information, or you wish to submit a request, you should contact us at the following:

Home Office: For all applications and Purchase Payments, please contact us at:			Symetra Life Insurance Company PO Box 674420 Houston, TX 77267-4420
For all written communications, general correspondence, and other transactional inquiries, please contact us at:			Symetra Life Insurance Company PO Box 674423 Houston, TX 77267-4423
We will not deem correspondence, including transactional inquiries including applications and Purchase Payments to be received by us until they are picked up at the addresses listed above and delivered to our processing office.

Customer Service By Phone:	1-800-796-3872 Extension 22136	For Overnight Mail:	Symetra Life Insurance Company 14710 John F Kennedy Blvd, Suite 140 Houston, TX 77032-3725
On the Internet:	www.symetra.com